UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 13, 2015

FX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35012	87-0504461
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

3006 Highland Drive, Suite 206
Salt Lake City, Utah		84106
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		(801) 486-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02—DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective February 13, 2015, Thomas B. Lovejoy and Richard Hardman CBE resigned as members of the board of directors of FX Energy, Inc.  These resignations necessarily include their resignations from all board committees and Mr. Lovejoy’s position as Chairman of the board of directors, and were not the result of any disagreement on the part of either Mr. Lovejoy or Mr. Hardman with the Company on any matter relating to the Company’s operations, policies, or practices.

The Company’s Compensation Committee, Nomination and Governance Committee, and Audit Committee include only independent directors.

Following the resignation of Messrs. Lovejoy and Hardman as directors, the board decreased the size of the board of directors from seven to five members as authorized by the Company’s Amended and Restated Articles of Incorporation.  Mr. Lovejoy will continue as Executive Vice President and Mr. Hardman will continue to serve as technical adviser to the board.  Dennis Goldstein will continue as Lead Director.  For more than 10 years, the offices of Chairman and Chief Executive Officer have been separate.  In addition, the Company has a Lead Director with specific responsibilities.  The board anticipates electing a chairman at the next meeting of the board of directors or following the 2015 annual meeting of stockholders.

ITEM 8.01—OTHER EVENTS

The Company’s board of directors is engaged in a comprehensive review of its governance policies and practices and pay-for-performance executive compensation, which resulted in the actions described below.  These actions are intended to strengthen the Company’s relationship with its stockholders and improve third-party assessments of the Company’s corporate governance.

●
The board has approved a new stockholder rights plan that will be submitted to its stockholders at the 2015 annual meeting.  The proposed new plan eliminates the “dead-hand” provisions and adds a “qualifying offer” provision.  If the new rights plan is not approved by the stockholders, the stockholder rights plan currently in place and the new stockholder rights plan will both then automatically terminate immediately.

●
The board has adopted a policy that a nominee must receive more votes cast “for” than “withhold” for his or her election or reelection in order to be elected or reelected to its board.  The board will expect any nominee who fails to receive a majority vote to tender his or her resignation promptly following such vote.  The board would then decide whether to accept or reject the resignation.  All incumbent directors, including those proposed for reelection at the 2015 annual meeting, have agreed to comply with this policy.

●
The board plans to adopt a new 2015 Pay-for-Performance Incentive Plan for submission to the stockholders at the 2015 annual meeting, which would replace its earlier fixed grant plan that was approved by its stockholders in 2011.

●
The board has approved, and the Company has posted on its website, a separate “Prohibited Transactions Policy” at http://www.fxenergy.com/files/documents/ProhibitedTransactionsPolicy Nov2014.pdf.  This confirms the Company’s “Statement of Company Policy: Securities Trades by Company Personnel,” adopted in September 2004, which prohibits its executive officers and directors from hedging or pledging the Company’s common stock.

●	The Company’s executive compensation clawback policy that it adopted in May 2014 is now available on the Company’s website at http://fxenergy.com/files/documents/Compensation ClawbackPolicy2014.pdf.

All of the Company’s directors are participating in this ongoing governance review.  As the directors review corporate governance in general, the board is specifically considering the published guidelines of professional proxy advisors that advise principally institutional investors; the available reports from principal proxy advisors in advance of the Company’s 2015 annual meeting; published 2015 voting guidelines of some of its principal stockholders as well as their summary report respecting the 2014 annual meeting; comments available from retail stockholders; and other industry sources.  The Company’s board is considering the views of these various groups as they reflect the ownership of its stock, which is held approximately 64% by retail customers, 30% by institutions, and 6% by executive officers and directors.

The ongoing corporate governance review and the specific changes noted above will be discussed in greater detail in the 2015 proxy statement, which the Company anticipates providing to its stockholders in May 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX ENERGY, INC.
Registrant

Dated: February 19, 2015	By:	/s/ Scott J. Duncan
Scott J. Duncan, Vice President

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